Exhibit 99.1

FOR IMMEDIATE RELEASE

September 30, 2025

Morgan Stanley Statement on Stress Capital Buffer Reconsideration

NEW YORK - The Federal Reserve announced today that it has reduced Morgan Stanley’s Stress Capital Buffer (SCB) from 5.1% to 4.3%, effective on October 1, 2025 in response to the Firm seeking reconsideration of its preliminary SCB announced in June 2025. Together with other features of the regulatory capital framework, this SCB results in an aggregate U.S. Basel III Standardized Approach Common Equity Tier 1 (CET1) ratio of 11.8%. The Firm’s U.S. Basel III Standardized Approach CET1 ratio was 15.0% as of June 30, 2025.

Sharon Yeshaya, Executive Vice President and Chief Financial Officer of Morgan Stanley, said: “Morgan Stanley appreciates the Federal Reserve’s careful reconsideration of our 2025 CCAR results. We look forward to continued constructive engagement with the Federal Reserve on the stress testing framework. Morgan Stanley remains focused on ensuring we have long-term capacity to support global client engagement, invest in our core businesses and consistently grow our quarterly dividend.”

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

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This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs of Morgan Stanley’s future results, regulatory capital levels and future capital actions, including common stock dividends and common equity share repurchases, and which are subject to risks and uncertainties that may cause actual results to differ materially. Morgan Stanley does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of forward-looking statements. For a discussion of additional risks and uncertainties that may affect the future results, regulatory capital levels and future capital actions of Morgan Stanley, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A, in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2024 and other items throughout the Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto.

Media Relations: Wesley McDade, 212.761.2430	Investor Relations: Leslie Bazos, 212.761.5352